Exhibit 10.29

ASSET PURCHASE AND EARN OUT AGREEMENT

THIS ASSET PURCHASE AND EARN OUT AGREEMENT (the “Agreement”) is made and entered into as of this 12th day of February, 2010 (the “Effective Date”) by and between K2M, Inc. (“K2M”) a Delaware corporation, and John Carbone, MD, an individual residing at 20 West Spring Way, Lutherville, MD 21093 (“Dr. Carbone”).

Background

WHEREAS, independent of Dr. Carbone’s involvement with the K2M Board of Scientific Advisors (“BSA”), he has developed certain proprietary concepts and technology relating to pedicle screws for use in spine surgery;

WHEREAS, Dr. Carbone has been working with and advising K2M employees and Dr. Carbone and K2M anticipate that Dr. Carbone will continue to work with and advise K2M employees with respect to a next generation set screw style pedicle screw, all outside the scope of Dr. Carbone’s BSA work;

WHEREAS, K2M develops, manufactures and sells medical device technologies and products for use in the orthopedic spine field; and

WHEREAS, K2M desires to acquire from Dr. Carbone, and Dr. Carbone desires to sell to K2M, certain proprietary technology of Dr. Carbone used or usable in connection with K2M’s spinal implant products.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

“Affiliates” shall mean any person or entity that or who directly or indirectly controls, is controlled by or is under common control with a party to this Agreement, including but not limited to, subsidiaries and associated companies.

“Confidential Information” shall have the meaning set forth in Section 9(a) hereof.

“Disclosing Party” shall have the meaning set forth in Section 9(e) hereof.

“Improvements” shall mean any developments relating to the Products, the Patents and Patent Applications or the Know-How which are first conceived, discovered or actually reduced to practice by Dr. Carbone during the Payment Term.

1

“Know-How” shall mean any and all secret or confidential information, trade secrets, specifications, test results, analyses and data, inventions, methods, processes, formulae, mixtures, compositions, delivery systems, designs, techniques, applications, ideas or concepts, whether or not reduced to practice, relating directly or indirectly to the Products, including, but not limited to, technology that is or could be the subject matter of a foreign or domestic patent or patent applications, whether or not reduced to writing in a patent application.

“Licensees” shall mean any party to whom K2M grants an arms length license to make, use or sell Products under the Patents and Patent Applications. K2M, as the sole owner of the Patents and Patent Applications, has the right to grant such licenses as it sees fit.

“Net Sales” for any period means gross sales of the Products billed and shipped by K2M or its Affiliates, Licensees, or permitted assignees, less allowances and discounts actually given, fees or commissions to independent salesmen or independent sales representatives, returns, invoices written off as uncollectible (except if and insofar as such invoices are subsequently collected), billed taxes and customs duties paid by K2M or its Affiliates, Licensees, or permitted assignees, costs of insurance and transportation, freight and transit insurance and tax, and shall not include samples or demonstration materials or any sale to K2M employees or employees of its Affiliates, Licensees, independent sales representatives or permitted assignees for any reason other than resale. The term “Net Sales” shall not include

(i) sales directly or indirectly between the Parties,

(ii) sales by independent distributors (but shall include sales to such independent distributors),

(iii) sales between K2M and its Affiliates, Licensees or permitted assignees.

“Patents and Patent Applications” shall mean the patent applications listed on Schedule A, all patent applications filed by K2M on Improvements, and all patents issuing thereon, together with all foreign and domestic patents and patent applications which claim priority to any of them, and all continuations, continuations-in-part, divisions, reissues, reexaminations, additions and renewals thereof, together with any and all foreign and domestic patents issuing on any of the foregoing patent applications.

“Products” shall mean any screw, instrument, or device relating to the spine systems currently internally designated “Everest” by K2M which embodies or utilizes any or all of the following in which Dr. Carbone has or, during the term of this Agreement, acquires a proprietary interest: the technologies, inventions, methods, processes, formulae, mixtures, compositions and delivery systems disclosed and/or claimed in the Patents and Patent Applications. Without limiting the foregoing, “Products” shall not include devices or systems outside the scope of the K2M Everest development project, such as the Oasys Biased Angled Spine System previously licensed to Stryker. Solely for purposes of calculating Dr. Carbone’s earn-out payment pursuant to Section 3 of this Agreement, “Products” shall include any K2M product lines (sold directly, through Affiliates, or otherwise) regardless whether sold under the Everest name that incorporate the inventions, methods, processes formulae, mixtures, compositions, delivery systems or technologies transferred by Dr. Carbone herein.

“Purchase Price” shall mean the amounts to be paid to Dr. Carbone set forth in Section 3 hereof.

“Purchased Assets” shall have the meaning set forth in Section 2 hereof.

“Receiving Party” shall have the meaning set forth in Section 10(a) hereof.

“Representatives” shall have the meaning set forth in Section 10(a) hereof

“Payment Term” shall mean the duration of the period during which any payments are due from K2M to Dr. Carbone pursuant to Section 3, below.

2. Transfer of Purchased Assets. Subject to the terms and conditions of this Agreement, Dr. Carbone hereby sells, assigns, grants, transfers, and delivers to K2M and K2M hereby purchases and accepts from Dr. Carbone, free and clear of all liens, all of Dr. Carbone’s rights, title and interest in and to all assets of Dr. Carbone which are used or may be useful in the development, manufacture and commercialization of Products, including but not limited to all drawings, concepts, models, prototypes, tooling, fixtures, test results, analyses, reports, files, 510(k) applications and other applications for clearance to sell Products (regardless whether actually filed with any regulatory authority), all documents and things relating to the devices and methods disclosed or described in the Patents and Patent Applications, customer lists, vendor supplier lists, the Know How, the Patents and Patent Applications, and Improvements (“Purchased Assets”). At a time reasonably acceptable to Dr. Carbone and K2M, Dr. Carbone shall deliver the Purchased Assets to K2M.

3. Purchase Price

Subject to the performance by Dr. Carbone of all of his obligations under this Agreement, in consideration for the acquisition of the Purchased Assets, K2M agrees to (i) assume commercially reasonable costs of attempting to obtain protection of the Patents and Patent Applications in at least the United States, and (ii) pay Dr. Carbone an earn-out payment equal to three and one half percent (3  1⁄2%) of worldwide Net Sales of Products. Earn out payments shall be due on sales of Products by K2M until expiration of the last to expire U.S. Patent issuing from the Patents and Patent Applications which names Dr. Carbone as an inventor (regardless whether as sole or joint inventor) and contains a valid claim which covers such Product, or in the event no U.S. Patent issues from the Patents and Patent Applications with claims covering the particular Product, for ten (10) years from the first commercial sale of such Product. For clarity, it is the intent of the parties that product line extensions shall not constitute a first sale of a new Product under this section, but each distinct Product shall have its own earn out payment term. Under no circumstances shall more than one earn out payment apply to the sale of a Product, e.g., including regardless whether such Product is covered by more than one patent or patent claim included within the Patents and Patent Applications.

Attached as Exhibit As hereto is a complete list of each surgeon who personally (or through an immediate family member, trust, foundation or the like) has a direct or indirect ownership interest in or will otherwise benefit, directly or indirectly, from any payment that is made to Dr. Carbone pursuant to this Agreement (each, a “Dr. Carbone Surgeon”). Attached as Exhibit B hereto, is a complete list of each health care facility, including, but not limited to, each hospital and ambulatory surgical center, at which each Dr. Carbone Surgeon holds clinical privileges and/or furnishes professional health care services or where a Dr. Carbone Surgeon is otherwise in a position to influence use or purchase of K2M products (each, a “Dr. Carbone Facility”). Dr. Carbone shall review Exhibits A and B on a routine basis (but not less than quarterly) to confirm that each Exhibit continues to be accurate and complete. Dr. Carbone shall promptly notify K2M in writing with respect to any changes or updates to either Exhibit.

In calculating Net Sales of Products for the purpose of calculating earn out payments to Dr. Carbone pursuant to this Section 3, sales of Products to any Dr. Carbone Facility shall be excluded from such calculation and not taken into account in determining whether such sales milestones have been met.

The parties hereby acknowledge and agree that the foregoing provisions are important to avoid any impropriety or appearance of impropriety with respect to payments to surgeons under applicable laws and regulations, including, without limitation, the federal physician self-referral (“Stark”) law, 42 U.S.C. 1395nn, and the federal health care anti-kickback law, 42 U.S.C. 1320a-7b(b). In this regard, Dr. Carbone agrees to cooperate with K2M in its ongoing efforts to comply with such laws and regulations.

In the event that legislation is enacted, regulations are promulgated, or a decision of a court with jurisdiction over one or both parties is rendered or an opinion or interpretation of a government agency or accreditation organization is issued that, in the opinion of either party’s legal counsel, affects or may affect the legality of this Agreement or the ability of either party to operate in accordance with applicable laws, rules, regulations, or standards (“Change in Law”), within thirty (30) days of notice of the Change in Law from the affected party to the other party, the parties shall negotiate in good faith to amend this Agreement in a manner that maintains the economic terms and conditions of this Agreement to the greatest extent possible while taking into account the Change in Law.

4. Accrual of Earn Out Payments, Records, and Payment

(a) Accrual. Earn out payments payable to Dr. Carbone pursuant to this Agreement shall accrue as and when a Net Sale subject to such royalty is recorded by K2M (or when it should be recorded by K2M under generally accepted accounting principles consistently applied) or, as the case may be, K2M’s Affiliates, Licensees or permitted assignee, in accordance with the definition of “Net Sale”, and shall be paid to Dr. Carbone in accordance with the provisions of this Section 4.

(b) Reports. K2M agrees to deliver quarterly written reports to Dr. Carbone for each quarterly period for which earn out payments are payable, within forty-five (45) days after the end of each such period. The report shall set forth the number of Products sold by K2M, its

Affiliates, Licensees and permitted assignees during such quarterly period, and, based thereon, the calculation and amount of earn out payable to Dr. Carbone with respect to such sales. All information contained in such quarterly reports shall be treated as K2M’s confidential information subject to Section 10.

(c) Payment, Records and Examination. Earn out payments, if any, payable for a reported period shall be due and payable, to the extent calculated and set forth in the corresponding quarterly report delivered to Dr. Carbone simultaneously with the submission of such report, by check or bank transfer. At the conclusion of K2M’s annual audit, K2M’s chief financial officer shall issue to Dr. Carbone a certification that the earn out payments for the period reviewed were correctly calculated and paid in accordance with this Agreement. In order to enable an independent certified public accounting firm (the “CPA Firm”) of nationally recognized standing, appointed by Dr. Carbone, and reasonably acceptable to K2M, to verify the proper determination of earn out payments which may accrue from time to time pursuant to this Agreement, K2M shall maintain records in sufficient detail to allow for such verification, and, subject to Section 10 below and upon reasonable notice, allow the CPA Firm to examine K2M’s consolidated books and records, and the books and records of its Affiliates and permitted assignees pertaining to Product sales subject to K2M’s earn out payment obligations hereunder (such examination, the “Examination”). Examinations shall occur on a date reasonably convenient to K2M, only during normal business hours, and not more than once a year, and shall be solely for the purpose of verifying the calculation of earn out payments due under this Agreement. The CPA Firm shall furnish a copy of any Examination results to Dr. Carbone and K2M promptly and simultaneously after completion thereof, together with all work papers. Unless written objection is made by Dr. Carbone and delivered to K2M within forty-five (45) days after completion of any such Examination, or, in the absence of any such Examination within twenty-four (24) months following a calendar year, upon expiration of such twenty-four (24) months, the calculation of earn out payments for any period prior to the date of such Examination or, as the case may be, twenty-four (24) month period, shall be final and binding on the parties. It is understood that K2M shall not be required to furnish or permit the examination of the identities, at any time, of customers or other non-price information as to specific sales or otherwise. Any information provided to Dr. Carbone or the CPA Firm pursuant hereto shall be treated as K2M’s confidential information subject to Section 10. Dr. Carbone shall be responsible for all costs incurred by it in connection with any Examination, provided, however, that if the Examination indicates an underpayment to Dr. Carbone during any annual period of greater than five percent (5%), K2M shall reimburse Dr. Carbone the reasonable cost actually incurred by Dr. Carbone for the Examination.

5. Duties of K2M. K2M agrees to be subject to the following responsibilities or obligations:

(a) K2M shall be solely responsible for all design control and process control information for the Products, including, without limitation, design assurance, process validations, product validation and Product labeling as required by applicable laws, standards and regulations with respect to the product type and class.

(b) K2M shall be responsible for creating and maintaining a system for handling all customer complaints regarding the Products. The system will include receipt, review, investigation, corrective and preventative action, and maintenance of files.

6. Duties of Dr. Carbone. Dr. Carbone agrees to be subject to the following responsibilities or obligations:

(a) Subject to K2M’s reimbursement of reasonable out of pocket expenses incurred by Dr. Carbone at K2M’s request, during the ninety (90) days following the Effective Date, Dr. Carbone shall assist K2M as is reasonably necessary to transition to K2M all of Dr. Carbone’ knowledge regarding the Products.

(b) During the term of the Patents and Patent Applications and for six years thereafter, and subject only to K2M’s reimbursement of reasonable expenses incurred by Dr. Carbone at K2M’s request in connection therewith, Dr. Carbone shall, and shall cause his, employees and agents to assist and cooperate with K2M and its selected counsel in connection with the prosecution and enforcement of the Patents and Patent Applications throughout the world.

7. Representations and Warranties.

(a) Each of Dr. Carbone and K2M represents and warrants to the other that it is not a party to any restrictions, agreements or understandings whatsoever which would prevent or make unlawful such party’s acceptance of the terms set forth in this Agreement or such party’s performance hereunder. Each party further represents that its acceptance of the terms of this Agreement and the performance of its obligations hereunder do not and will not (with the passage of time) conflict with or constitute a breach or default of any contract, agreement or understanding, oral or written, to which such party is a party or by which such party is bound.

(b) Each of Dr. Carbone and K2M represents and warrants to the other that this Agreement has been duly authorized and executed by K2M and Dr. Carbone and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c) Dr. Carbone represents and warrants that he is the sole and exclusive owner of the Purchased Assets, and has full right and authority to sell, assign, transfer and deliver the Purchased Assets to K2M free and clear of any and all liens, encumbrance’s rights or interests of any kind.

(d) Dr. Carbone represents and warrants that to the best of his knowledge he is an inventor of the patents and patent applications listed on Schedule A.

(e) Dr. Carbone represents and warrants that there is no action or investigation pending or threatened against him, or currently anticipated, which, if adversely determined, would restrict or limit Dr. Carbone’ right to enter into this Agreement, transfer rights or carry out his obligations hereunder.

(f) K2M represents and warrants that it is a corporation duly formed and validly existing under the laws of Delaware, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by K2M pursuant the terms of this Agreement and to consummate the transactions contemplated hereby.

(g) Dr. Carbone represents and warrants that he has not granted any right to any other party to use the Patent Applications, Know How or Improvements, including but not limited to by way of a license, immunity or covenant not to sue.

All representations and warranties and covenants made by the parties shall be considered to have been relied upon by the other party hereto regardless of any discussion, review, or investigation made by or on behalf of, the other party.

8. Indemnification, Limitations.

(a) K2M hereby agrees to indemnify, defend and hold harmless Dr. Carbone, from and against any liabilities, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs), or judgments (collectively, “Damages”) arising out of, based upon or resulting from: (i) the Products or use, sale, distribution, or marketing thereof by K2M; (ii) a breach of this agreement by K2M, or (iii) any product liability claim resulting from the development, testing, use or sale of any Product made, used or sold by K2M. Excluded from the scope of this indemnity are claims that arise out of, are based upon, or result from: (i) a breach of a representation or warranty by Dr. Carbone; or (ii) professional malpractice claims arising from Dr. Carbone’s practice of medicine. Notwithstanding the foregoing, in the event there is a good faith dispute whether Dr. Carbone is entitled to a right of indemnity hereunder, K2M’s duty to defend Dr. Carbone shall apply until there is a judicial finding that there is no right to indemnity.

(b) Dr. Carbone hereby agrees to indemnify, defend and hold harmless K2M, against any Damages arising out of, based upon or resulting from (i) a breach a representation or warranty by Dr. Carbone.

(c) To the extent either Party seeks to invoke its right of indemnification provided herein, it shall (i) promptly give notice to the indemnifying party of any such claim as and when received by the indemnified Party; (ii) provide the indemnifying Party with full control and authority to litigate and defend such claim using counsel chosen by the indemnifying Party; and (iii) provide all assistance reasonably requested by the indemnifying Party or it’s counsel, subject only to reimbursement of out of pocket expenses incurred in providing such assistance.

9. Intellectual Property Rights.

(a) K2M shall, at its own cost and expense, file, prosecute and maintain any rights related to the Patents and Patent Applications in at least the United States. During the Payment Term, K2M agrees, upon request from Dr. Carbone to keep Dr. Carbone reasonably informed during as to the status of the Patents and Patent Applications and provide Dr. Carbone with copies of all filings and correspondence of a substantive nature with any patent office with respect to the Patents and Patent Applications.

(b) Neither K2M nor Dr. Carbone will take any action which would invalidate the Patents and Patent Applications or intellectual property rights and each will notify the other of all information pertinent to patentability or validity.

(c) Dr. Carbone agrees to promptly notify K2M of any conflicting use or any act of infringement or misappropriation of any Patents and Patent Applications or any misappropriation or misuse of the Products or the Know-How by any unauthorized third party which comes to Dr. Carbone’ attention. K2M shall, at its own cost and expense, take whatever actions are necessary to enjoin such conflicting use or infringement and recover damages therefor. K2M shall be entitled to retain all damages associated with such action.

(d) It is anticipated that Dr. Carbone will participate in K2M’s Next Generation Set Screw Style Pedicle Screw silo. For the avoidance of doubt, it is understood and agreed by the parties that any inventions, developments or Improvements made by Dr. Carbone in the course of participating in the Next Generation Set Screw Style Pedicle Screw silo shall be the property of K2M pursuant to and subject to the terms of this Agreement, and shall not be governed by the BSA consulting agreement between K2M and Dr. Carbone dated January 5, 2005, as amended on May 14, 2009 (“Carbone BSA Agreement”). Products that incorporate the inventions, developments or Improvements referred to in the previous sentence shall be deemed Products. For the avoidance of doubt, if and for so long as a Product results in an earn out payment pursuant to this Agreement then Dr. Carbone shall not be entitled to any further royalty on such Product pursuant to the Carbone BSA Agreement.

10. Confidentiality.

(a) Except as expressly set forth in this Section 10, each of Dr. Carbone and K2M shall, and, if applicable, shall cause its or his Affiliates and its respective officers, directors, employees, agents and subcontractors (collectively, “Representatives”) to keep confidential the existence and terms and conditions of this Agreement, as well as any and all technical, commercial, scientific and other proprietary data, processes, documents or other information (whether in oral, written or electronic form and including, without limitation, intellectual property, marketing data, agreements between any party and a third party, license applications, and business plans and projections of any party) acquired from the other party or any of their respective Representatives in respect of the transactions contemplated by this Agreement and which relates (in the case of a party) to the other party or any of its Representatives or their respective businesses or products (“Confidential Information”). Each party shall not disclose directly or indirectly, and shall cause its or his respective Representatives not to disclose directly or indirectly, any Confidential Information to anyone outside such party and its Representatives, except that the foregoing restriction shall not apply to any information disclosed hereunder to any party if such party (the “Receiving Party”) can demonstrate that such Confidential Information:

(i) is or hereafter becomes generally available to the trade or public other than by reason of any breach hereof;

(ii) was already known to the Receiving Party as shown by written records;

(iii) is disclosed to the Receiving Party by a third party who has the right to disclose such information;

(iv) is developed by or on behalf of the Receiving Party or any of its Representatives independently, without reliance on Confidential Information received hereunder; or

(v) based on the Receiving Party’s good faith judgment with the advice of counsel, is otherwise required to be disclosed in compliance with applicable legal requirements by any governmental agency.

(b) Except in furtherance of their respective rights and obligations hereunder, each of Dr. Carbone and K2M agrees that it shall not (and, if applicable, shall not permit any of its or his Representatives to) at any time use any Confidential Information of the other Party in the conduct of its businesses, except as permitted by this Agreement or with the prior written consent of the Disclosing Party. The obligations set forth in this Section 10 shall extend to copies, if any, of Confidential Information made by any of the parties referred to in Section 10(a) hereof, to documents prepared by such parties which embody or contain Confidential Information, and to any electronic data files containing Confidential Information.

(c) Each party shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by such party in dealing with such party’s own information intended to remain exclusively within such party’s knowledge and shall take reasonable steps to minimize the risk of disclosure of Confidential Information.

(d) For the avoidance of doubt, it is understood and agreed that upon signing of this Agreement all right, title and interest in and to the Purchased Assets is and will become the property of K2M, and that for the purpose of this Section 10 all Confidential Information contained therein shall be the property of K2M and Dr. Carbone shall treat such Confidential Information as K2M Confidential Information as specified herein, and provided further that section 10(a)(ii) shall not apply to Confidential Information transferred by Dr. Carbone to K2M as part of the Purchased Assets for the purpose of determining the restrictions on Dr. Carbone with respect to such transferred Confidential Information.

11. Cumulative Rights and Remedies. All rights and remedies conferred upon or reserved to the parties in this Agreement shall be cumulative and concurrent and shall be in addition to all other rights and remedies available to such parties at law or in equity or otherwise.

Such rights and remedies are not intended to be exclusive of any other rights or remedies and the exercise by any party of any right or remedy herein provided shall be without prejudice to the exercise of any other right or remedy by such party provided herein or available at law or in equity.

12. Force Majeure. Neither party shall be deemed to be in breach or default of this Agreement if there is any total or partial failure in the performance by it of its duties and obligations hereunder occasioned by any acts of God, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labor disputes of whatever nature and any other reason beyond the control of either party. If either party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of one of such events, such party shall give written notice to the other of such inability stating the event in question. The operation of this Agreement shall be suspended during the period (and only during the period) in which such event continues. Promptly upon the event ceasing to exist, the party relying upon it shall give written notice to the other party of such fact. If the event continues for a period of more than one hundred eighty (180) days and substantially affects the commercial basis of this Agreement, then the parties shall consult together for the purpose of agreeing upon the action to be taken under the circumstances and, if appropriate, shall negotiate in good faith to amend and modify the terms of this Agreement as necessary to address the event in question. The foregoing shall not apply to obligations to pay money.

13. Miscellaneous.

(a) Assignment; Successors and Assigns. Except as expressly provided herein, neither party may assign, sublicense or otherwise transfer, in whole or in part, this Agreement or any of its rights or obligations hereunder, whether voluntarily, by operation of law or otherwise, without the prior written consent of the other; provided, however, that K2M may assign this Agreement without the prior consent of Dr. Carbone to any Affiliate of K2M or to any purchaser of all or substantially all of K2M’s assets to which this Agreement relates and, provided further, that Dr. Carbone may assign his right to receive payments pursuant to this agreement without the prior consent of K2M to a family member, trust, foundation or the like for estate planning purposes. This Agreement, and all rights and powers granted hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Waivers; Amendments. Any delay or forbearance by either party in exercising any right hereunder shall not be deemed a waiver of that right. No modification or amendment of this Agreement or waiver of any provision of this Agreement shall be valid unless in writing and signed by both parties.

(c) Expenses. Each of the parties hereto shall be responsible for its or his respective legal and other expenses incurred in connection with the preparation and negotiation of this Agreement.

(d) Severability. The provisions of this Agreement are independent of and severable from each other. No provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any one or more of the other provisions hereof may be invalid or unenforceable in whole or in part, unless the absence of such invalid or unenforceable provisions materially alters the right or obligations of either party hereto.

(e) Headings. The titles of the Sections and subsections are for convenience only and are not in any way intended to limit or amplify the terms or conditions of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one Agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories hereto.

(g) Notices. All notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be deemed duly given if hand delivered against a signed receipt therefor, sent by registered mail, return receipt requested, first class postage prepaid, or sent by internationally recognized overnight delivery service, in each case addressed to the party entitled to receive the same at the address specified below:

If to Dr. Carbone, then to:

John Carbone, M.D.

20 West Spring Way

Lutherville, MD 21093

With a copy to:

Michael J. Keane

Garfunkel Wild, P.C.

111 Great Neck Road

Great Neck, New York 11021

If to K2M, then to:

Eric Major

President and CEO

K2M, Inc.

751 Miller Drive, SE, Suite F-1

Leesburg, VA 20175

Fax: (703) 777-4338

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 15(g) providing for the giving of notice. Notice shall be deemed to be effective, if personally delivered, when delivered; if mailed return receipt requested, upon receipt as shown by the signed delivery record of the post office, and if sent by internationally recognized overnight delivery service, upon receipt as shown by the signed delivery record of such internationally recognized delivery service.

(h) Governing Law; Jurisdiction. This Agreement is made in the country of the United States of America and the validity, construction and performance of this Agreement shall be governed by the laws of Virginia. Each party hereby consents to the exclusive jurisdiction of the courts of Virginia and irrevocably agrees that all actions or proceedings relating to this Agreement shall be litigated in such courts and each party waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon them.

(i) Relationship. Notwithstanding anything contained herein to the contrary, Dr. Carbone is and shall be considered as an independent contractor and not as an agent of K2M and no act, commission or omission of any party hereto or its or his agents shall be construed to make or render one party liable to the other as principal, agent or associate. Dr. Carbone and K2M shall have no authority to bind, as agent or principal, the other party to any contract, agreement, arrangement or understanding, oral or written. Nothing contained in this Agreement shall constitute or be construed as to create a partnership, joint venture, franchise or other entity or relationship between Dr. Carbone and K2M or each of their respective successors and assigns.

(j) Exhibits; Schedules. All Exhibits and Schedules to this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

(l) Further Assurances. At such time and from time to time on and after the Effective Date upon request of a party, the other party will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, certificates and assurances that may be reasonably requested or required for the better conveying, transferring, assigning, delivering, assuring and confirming to K2M, its successors and assigns, all of the right, title and interest in and to the Purchased Assets throughout the world.

(m) Regulatory Interaction. Interaction with regulatory agencies in any country, including but not limited to the FDA and any international regulatory agencies, concerning Products manufactured or sold by K2M or its Affiliates or permitted assignees, shall be a matter for the sole discretion of, and shall be conducted by or with authority from, K2M or its Affiliates or permitted assignees.

(n) Marketing Rights. Notwithstanding any provision of this Agreement to the contrary, none of K2M, its Affiliate(s), permitted assignee(s), and successor(s) in interest shall be obligated to, or have any liability to Dr. Carbone for failure to, evaluate, develop, test, conduct clinical trials, make, have made, use, practice, manufacture or have manufactured any Product or for failure to seek or pursue any regulatory approvals with the FDA or any international regulatory agencies, provided, however, that all Purchased Assets (including test data and all Know-How) shall be transferred back to Dr. Carbone upon Dr. Carbone’s written request if no earn out payments or commercial sales of the Products occur within four years from the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized agents on the day and year first above written.

JOHN CARBONE, M.D.

By:	/s/ John Carbone
7/21/10

K2M, INC.

By:	/s/ Eric Major
Eric Major
President and CEO

Schedule A

Application Number	Filing Date	Title

61/011,014	January 14, 2008	Spinal Fixation Device and Method

PCT/US09/30721 (priority to 61/011,014)	January 12, 2009	Spinal Fixation Device and Method

61/203,302	December 23, 2008	Multi-Planar Taper Lock Screw With Non-Uniform Material

61/203,481	December 23, 2008	Polyaxial Set Screw Bone Anchor Screw With Non-Uniform Material

12/645,011	December 22, 2009	Bone Screw Assembly With Non-Uniform Material

61/307,055	February 23, 2010	Polyaxial Bone Screw Assembly

61/310,056	March 3, 2010	Polyaxial Bone Screw Assembly